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                                                                EXHIBIT 3.1(a)


                          CERTIFICATE OF INCORPORATION

                                       OF

                             PAPEREXCHANGE.COM, INC.

      First: The name of the corporation (the "Corporation") is

                             PAPEREXCHANGE.COM, INC.

      Second: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

      Third: The nature of the business and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares of Common Stock, Zero Dollars and One Tenth of One Cent ($0.001) Par Value per share (the "Common Stock").

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation. The number of directors shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Elections of directors need not be by written ballot.

      SEVENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

      EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the

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application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      NINTH: Any action by the stockholders of the Corporation in violation of
Section 3.1 of the Stockholders' Agreement dated as of February 28, 2000 among the Corporation and its stockholders, as amended, modified or restated from time to time in accordance with its terms, will be void ab initio.

      TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

      ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

      TWELFTH: The name and mailing address of the sole incorporator is as follows:

                  Name                   Mailing Address
                  ----                   ---------------

                  Jonathan K. Bernstein  c/o Bingham Dana LLP
                                         150 Federal Street
                                         Boston, MA  02110


      THIRTEENTH: This Certificate of Incorporation is filed simultaneously with that certain Certificate of Conversion converting PaperExchange.com, LLC, a Delaware limited liability company, to the Corporation, and shall be effective upon the filing hereof.

      The undersigned, being the sole incorporator hereinbefore named for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true and, accordingly, I have hereunto set my hand this 28th day of February, 2000.
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      Signed this 28th day of February, 2000.


                                          /s/ Jonathan K. Bernstein
                                          -----------------------------
                                          Jonathan K. Bernstein